Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation

650 Page Mill Road
Palo Alto, California 94304-1050

O: 650.493.9300
F: 866.974.7329

September 16, 2024

Tenaya Therapeutics, Inc.

171 Oyster Point Boulevard, Suite 500

South San Francisco, CA 94080

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Tenaya Therapeutics, Inc., a Delaware corporation, with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), shares of your common stock, par value $0.0001 per share, consisting of 1,200,000 shares of common stock (the “Shares”) to be issued under the Tenaya Therapeutics, Inc. 2024 Inducement Equity Incentive Plan (the “Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

AUSTIN BEIJING BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE